SEC File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
Pope Resources,
A Delaware Limited Partnership
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1313292 (I.R.S. Employer Identification No.)
19950 Seventh Avenue NE
Poulsbo, Washington 98370
(360) 697-6626
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________
Thomas M. Ringo
President and Chief Executive Officer
Pope Resources
19950 Seventh Avenue NE
Poulsbo, Washington 98370
(360) 697-6626
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________
Copies of all communications, including communications sent to agent for service, should be sent to:

Marcus J. Williams Davis Wright Tremaine LLP 1201 Third Avenue Suite 2200 Seattle, Washington 98101 Tel. (206) 622-3150 Fax (206) 628-7699

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act. (Check one):

Large accelerated filer ☐                    Accelerated filer ☒
Non-accelerated filer     ☐                Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Limited Partnership Interests (Units)	225,000	$72.17	$16,238,250	$1,882

(1)
Pursuant to Rule 416 under the Securities Act, the units being registered hereunder include such indeterminate number of units as may be issuable with respect to the units being registered hereunder as a result of unit splits, unit dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is calculated based on the average of the high and low sales prices per unit of the registrant’s units on May 26, 2017, as reported on the Nasdaq Global Select Market.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act

PROSPECTUS

Pope Resources,
A Delaware Limited Partnership
Distribution Reinvestment Plan
225,000 Limited Partnership Units

With this prospectus, we are offering participation in our Distribution Reinvestment Plan (the “Plan”) to owners of our units. We have appointed Computershare as the administrator of the Plan. The Plan provides a simple and convenient means of investing in our units.

Plan Highlights:

•	You may participate in the Plan if you currently are a unitholder of record of our units or if you own our units through your broker (by having your broker participate on your behalf).

•	You may purchase additional units by reinvesting all or a portion of the cash distributions paid on your units.

Your participation in the Plan is voluntary, and you may terminate your account at any time.

You should carefully read this prospectus before deciding to participate in the Plan. You should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.
Our units are listed on the Nasdaq Global Select Market under the ticker symbol “POPE.”

Investing in our units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 3 of this prospectus before enrolling in the Plan.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2017.

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PROSPECTUS SUMMARY

This prospectus describes an offering of up to 225,000 of our limited partner units and the related depositary receipts in connection with the Pope Resources Distribution Reinvestment Plan (“Plan”). This summary highlights information contained in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference into this prospectus. References in this prospectus to “we,” “us,” and “our” refer to Pope Resources, A Delaware Limited Partnership, and its consolidated subsidiaries, unless otherwise specified.

Pope Resources

Pope Resources, A Delaware Limited Partnership (“we” or the “Partnership”), is engaged in three primary businesses. The first, and by far most significant segment in terms of owned assets and operations, is the Fee Timber segment. This segment includes timberlands owned directly by the Partnership and operations of the three private equity funds (“Fund I,” “Fund II,” and “Fund III,” and collectively, the “Funds”). Fund I’s assets were sold in 2014 and the fund was fully unwound in 2015. Operations in this segment consist of growing timber to be harvested as logs for sale to export brokers and domestic manufacturers. The second most significant business segment, in terms of total assets owned, is the development and sale of real estate. Real Estate activities primarily take the form of securing permits, entitlements, and, in some cases, installing infrastructure for raw land development and then realizing that land’s value by selling larger parcels to buyers who will take the land further up the value chain by either selling homes to retail buyers or lots to developers of commercial property. Since these land projects span multiple years, the Real Estate segment may incur losses for multiple years while a project is developed, and will not recognize operating income until that project is sold. In addition, within this segment we sometimes negotiate and sell development rights in the form of conservation easements (CE’s) on Fee Timber properties which preclude future development. Our third business segment, which we refer to as Timberland Investment Management, is engaged in organizing and managing private equity timber funds using capital invested by third parties and the Partnership.

Our primary strategy for adding timberland acreage is centered on our private equity timber fund business model, although in some instances where not restricted by the Funds’ governing documents, we may acquire timberlands for the Partnership. Our co-investment strategy, in which we invest alongside clients of this segment, affords us a share of the Funds’ operating cash flows while also allowing us to earn asset management and timberland management fees, as well as potential future incentive fees, based upon the overall success of each fund. This strategy allows us to maintain more sophisticated expertise in timberland acquisition, valuation, and management on a more cost-effective basis than we could for the Partnership’s timberlands alone. In addition, our co-investment strategy enhances our credibility with existing and prospective Fund investors by demonstrating that we have both an operational and a financial commitment to the Funds’ success.

The strategy for our Real Estate segment centers around how and when to “harvest” a parcel of land and optimize value realization by selling the property, balancing the long-term risks and costs of carrying and developing a property against the potential for income and cash flows upon sale. Land held for development by our Real Estate segment represents property in western Washington that has been deemed suitable for residential and commercial building sites. Land held for sale represents those properties in the development portfolio that we expect to sell in the next year.
The Offering

Units Offered	Up to 225,000 Limited Partner Units
Distribution Reinvestment Plan	Unitholders who elect to participate in the Plan may reinvest cash distributions paid on some or all of their existing units in additional limited partner units.
Source of Units	The offered units will be newly issued units. The Partnership does not maintain or provide for treasury units or similar processes.
Purchase Price
The price for authorized but unissued units purchased with reinvested distributions or optional cash investments will be the average of the high and low trading prices of the units on the Nasdaq Global Select Market -Composite Transactions for the five trading days immediately preceding the investment date

Use of Proceeds	We estimate that the aggregate proceeds to be raised under the Plan, net of expenses, will be approximately $15.7 million. We expect to use the proceeds for general corporate purposes.
Market Listing	Depositary receipts representing our limited partner units are listed on the Nasdaq GlobalSelect Market under the symbol “POPE.”

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC, which are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.Pope Resources.com. You may also read and copy any document we file with the SEC, including the registration statement on Form S-3, of which this prospectus forms a part, and the exhibits thereto, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.
This prospectus omits some information contained in the registration statement, of which this prospectus forms a part, in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 1, 2017, an amendment thereto filed on March 22, 2017, our Quarterly Report on Form 10-Q filed with the SEC on May 8, 2017, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules), until the offering of the securities under the registration statement, of which this prospectus forms a part, is terminated or completed.
Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and later information filed with the SEC may update and supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.
We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:
Pope Resources
19950 Seventh Avenue NE
Poulsbo, Washington 98370
(360) 697-6626
Attention: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.
In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should” or “will” or the negative thereof, variations thereof and similar expressions. Such statements are based on management’s current expectations and are subject to risks and uncertainties which may cause actual results to differ materially from those set forth in the forward-looking statements. There can be no assurance that such expectations, or any of the forward-looking statements, will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any prospectus supplement. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS
You should carefully consider the risks under the heading “Risk Factors” beginning on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017, which information is incorporated by reference in this prospectus, and the additional risks and other information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein before deciding to invest in our securities. If any of the identified risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects and the trading price of our securities. Additional risks and uncertainties that we do not presently know, or that we currently deem immaterial, may also impair our business, financial condition, operating results and prospects and the trading price of our securities.

THE PLAN
Plan Overview

The Plan offers a simple, convenient and no-cost way for owners of our units to invest all or a portion of their cash distributions in our units. The Plan is designed for long-term investors who wish to invest and build their unit ownership over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized in this prospectus under “Commonly Asked Questions” below.

We have appointed Computershare Trust Company, N.A. (“Computershare”) to administer the Plan, and certain administrative support will be provided to the Administrator by its designated affiliates. References in this prospectus to the “Administrator” relate to Computershare in its capacity as such, or any successor administrator of the Plan. Together, the Administrator and its affiliates will purchase and hold units for Plan participants, keep records, send statements and perform other duties required by the Plan.

Only registered holders of our units can participate directly in the Plan. If you are a beneficial owner of units in a brokerage account and wish to reinvest your distributions, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your units become registered in your name.

Please read this entire prospectus for a more detailed description of the Plan. If you are a registered holder of our units and would like to participate in the Plan, you can enroll online by following the enrollment procedures specified on the Administrator’s website at http://www.computershare.com, or by completing and signing an Enrollment Form and returning it to the Administrator. Enrollment Forms may be obtained at any time by written request, by contacting the Administrator at the address and telephone number provided in Question 8, or via the Internet at the Administrator’s website at www.computershare.com/investor.

COMMONLY ASKED QUESTIONS
1. How can I participate in the Plan?

If you are a current holder of record, or registered holder, of our units, you may participate directly in the Plan. If you own units that are registered in someone else’s name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your units from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your units from such bank or broker and registering your units in your name.

2. How do I get started?

If you are a registered holder of our units, once you have read this prospectus, you can get started by enrolling in the Plan online by following the enrollment procedures specified on the Administrator’s website at www.computershare.com/investor, or by completing and signing an Enrollment Form and returning it to the Administrator (see Question 8). Your participation will begin promptly after your Enrollment Form is received. Once you have enrolled, your participation continues automatically, as long as you wish. If you own units that are registered in someone else’s name (for example a bank, broker or trustee), you should contact such person to arrange for them to participate in the Plan on your behalf.

3. How are distributions reinvested?

By enrolling in the Plan, you direct the Administrator to apply distributions to the purchase of additional units in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a portion of your distributions in additional units. The Administrator will invest distributions in whole and fractional units on the quarterly distribution payment date (the investment date). No interest will be paid on funds held by the Administrator pending investment.

If the Administrator receives your authorization form on or before the record date for the payment of the next distribution, the amount of the distribution that you elect to be reinvested will be invested in additional units for your Plan account. If the authorization form is received in the period after any distribution record date, that distribution will be paid by check or automatic deposit to a bank account that you designate and your initial distribution reinvestment will commence with the following distribution.

You may change your distribution reinvestment election at any time online via www.computershare.com/investor, by telephone, or by notifying the Administrator in writing. To be effective with respect to a particular distribution, any such change must be received by the Administrator on or before the record date for that distribution.

4. What are the distribution options?

As a participant in the Plan, you may elect to reinvest all or part of your distributions. The options available to you are as follows:

•	Full Distribution Reinvestment. If you select this option, the Administrator will apply all of your dividends on all units registered in your name toward the purchase of more units.

•
Partial Distributions Paid in Cash (Partial Reinvestment). If you select this option, the Administrator will pay you distributions in cash on the number of units that you specify on your Enrolment Form, and apply the balance of your distributions toward the purchase of more units.

•
No Distribution Reinvestment. You may elect to receive all of your distributions in cash by designating your election on your Enrollment Form. Distributions paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash. Distributions paid in cash will be sent to you by check or by direct deposit (as you may elect).

5. When are distributions reinvested?

The investment date will be the distribution payment date (see “Dividend and Distribution Policy”). Generally, the record date for eligibility to receive distributions will be at least ten (10) calendar days before the date upon which distributions are paid. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days of the distribution payment date, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

6. When are optional cash investments made?

The Administrator will normally invest any optional cash investments by check, one-time online debit or by automatic deductions from a U.S. bank account, toward the purchase of Unis no later than five business days after receipt of the investment. The Administrator will determine the actual investment date for optional cash investments.

7. What is the source and price of units purchased under the Plan?

We will use our authorized but unissued units for all units to be purchased under the Plan.

The price for authorized but unissued units purchased with reinvested distributions or optional cash investments will be the average of the high and low trading prices of the units on the Nasdaq Global Select Market -Composite Transactions for the five trading days immediately preceding the investment date. If you participate in the Plan through a broker, you should consult with your broker to determine if you will be charged a service fee.

8. Who is the Administrator of the Plan?

Computershare Trust Company, N.A. (“Computershare”) is the Administrator of the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates.

For transaction requests, please write to the Administrator at the following address: Computershare, P.O. Box 50500, Louisville, KY 40233-5000. In addition, you may call the Administrator at (877) 255-0989 or contact the Administrator via the Internet at www.computershare.com/investor.

Please include a reference to Pope Resources and this Plan in all correspondence.

9. What is the cost of participating in the Plan?

There is no fee for reinvesting distributions through the Plan. For units bought with optional cash purchases, you will pay a per unit processing fee of $.05 per share purchased. You will also be charged a service fee each time an optional cash purchase is submitted for investment. The amount of the service fee will vary, depending on the form of payment, as follows:

Method of Payment	Per Investment
By check	$5.00
Automatic debit from your bank account:
Individual debit	$5.00
Recurring monthly debit	$2.50
Please see Question 14 in regards to fees for sales of units through the Plan.

Additionally, if you are a beneficial owner of our units and are participating in the Plan through your broker, you should consult with your broker; you may be charged a fee by your broker for participating in the Plan on your behalf.

10. How do I make an additional investment?

You may make optional cash investments by choosing among the following options:

•
Check Investment. You may make optional cash investments of at least $50, up to a maximum of $100,000 per year by sending the Administrator a check for the purchase of additional units. The check must be made payable to “Computershare - Pope Resources” in U.S. dollars and drawn on a U.S. bank. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. The Administrator will not accept cash, traveler’s checks, money orders, or third party checks for optional cash investments. All checks should be sent to the Administrator at the address listed on the tear-off form section attached to each account statement you receive, or if making an investment when enrolling, with your enrollment form.

•
One-time Online Bank Debit. You may make optional cash investments of at least $50, up to a maximum of $100,000 per year, through the Administrator’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. Please refer to the online confirmation for the account debit date and investment date.

•
Monthly Recurring Automatic Investment from a U.S. Bank Account. As an alternative to sending checks for optional cash investments, you may elect to have funds automatically withdrawn from your checking or savings account at a U.S. bank or financial institution. You may elect the automatic deduction option by accessing your Plan account through the Administrator’s website, www.computershare.com/investor. You may also elect the automatic deduction option by completing and signing a direct debit authorization form and returning this form to the Administrator. Direct debit authorization forms are available through the Administrator. Your direct debit authorization form will be processed and will become effective as promptly as practicable. However, you should allow two to four weeks for the first investment to be initiated using this automatic deduction feature. Once automatic deductions begin, funds will be withdrawn from your bank account on either the 1st or 15th day of each month, or both (at your option), or the next business day if either of those days is not a business day. Those funds will normally be invested within five business days. You may change the amount of money or discontinue automatic deductions by completing and submitting to the Administrator a new authorization form for automatic deductions. As an alternative, you may also change or discontinue your automatic monthly deductions by accessing your Plan account through the Administrator’s website, www.computershare.com/investor. To be effective for a particular investment date, the Administrator must receive your new instructions at least six business days before the investment date.

11. How are payments with “insufficient funds” handled?

In the event that any check or other deposit is returned unpaid for any reason, or your pre-designated bank account does not have sufficient funds for an automatic debit, the Administrator will consider the request for investment of that purchase null and void. The Administrator will immediately remove from your account any units already purchased in anticipation of receiving those funds and will sell such units. If the net proceeds from the sale of those units are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional units from your account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank. This fee will be collected by the Administrator through the sale of the number of units from your Plan account necessary to satisfy the fee.

12. How many units will be purchased for my account?

If you are a registered holder of our units and are directly participating in the Plan, the number of units, including fractional units, purchased under the Plan will depend on the amount of your cash distribution you elect to reinvest, or the amount of optional cash you choose to invest, and the price of the units determined as provided above, less any fees (see question 10). Units purchased under the Plan, including fractional units, will be credited to your account. Both whole and fractional units will be purchased. Fractional units will be computed up to five decimal places.

If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of units you purchase will be determined.

This prospectus relates to up to 225,000 of our units registered for sale under the Plan. We cannot assure you there will be enough units to meet the requirements under the Plan. If we do not have a sufficient number of authorized but unissued units to meet the Plan requirements during any quarter, and if the Administrator is unable to purchase a sufficient number of units in the open market, any reinvested distributions received by the Administrator, but not invested in our units under the Plan, will be returned to participants without interest.

13. What are the tax consequences of purchasing units under the Plan?

For tax purposes, you will be treated as if you first received the full cash distribution on your units that participate in the Plan and then purchased additional units with the portion of such cash distributions that is subject to the Plan. As a result, your adjusted basis for tax purposes in your units will be reduced by the full amount of the deemed cash distribution and then increased by the amount of the distributions reinvested in additional units pursuant to the Plan. Purchasing units pursuant to the Plan will not affect the tax obligations associated with the units you currently own and your allocable share of our net income allocable to such units. However, participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning such units. Please read “Material U.S. Federal Income Tax Considerations” for information relevant to holders of units generally.

14. How can I withdraw from the Plan?

If you are a registered holder of our units, you may discontinue the reinvestment of your distributions at any time by providing notice to the Administrator. In addition, you may change your distribution election online under the Administrator’s account management service, as described above. If you discontinue the reinvestment of your distributions by withdrawing all units, the administrator will transfer all whole units in your account into another book-entry account in your name and the cash value of any fractional unit will be paid to you by check, less a service fee of $15 and a processing fee of $0.12 per unit sold. If he Administrator receives your request to discontinue distribution reinvestment near a record date for a distribution, the Administrator may, on your behalf, either pay the distribution in cash or reinvest it under the Plan on the next investment date. In the event reinvestment is made, the administrator will process the withdrawal as soon as practicable, but in no event later than five business days after any distribution is allocated to your account. Distributions on any units held in book-entry form, and on any units you hold in certificate form, will be paid in cash by check or direct deposit (at your option). In addition, you may request that all or part of your units be sold. See question 15 below for more information.

If you are a beneficial owner of our units and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.

If you dispose of all the units registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash distributions on any units held in your account under the Plan until the Administrator is notified otherwise.

Generally, an owner of units may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

15. How will my units be held under the Plan?

If you are a registered holder of our units and you are directly participating in the Plan, the units that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your units against physical loss, theft or accidental destruction and also provides a convenient way for you to keep track of your units. Only units held in safekeeping may be sold through the Plan.

If you own units in certificated form, you may deposit your certificates for those units that you own and that are registered in your name for safekeeping under the Plan with the Administrator The Administrator will credit the Units represented by the certificates to your account in “book-entry” form and will combine the units with any whole and fractional units already held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell units through the Plan. Because you bear the risk of loss in sending certificates to the Administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 8 above.

No certificates will be issued to you for units in the Plan unless you submit a written request to the Administrator or until your participation in the Plan is terminated. At any time, you may request the Administrator to send a certificate for some or all of the units credited to your account. This request should be mailed to the Administrator at the address set forth in the answer to Question 8 or online at www.computershare.com/investor. There is a fee of $25.00 for this service if requested by phone through the IVR (interactive voice response) or through www.computershare.com/investor. All certificate requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Any remaining whole units and any fraction of a unit will remain credited to your plan account. Certificates for fractional units will not be issued under any circumstances.

If you are a beneficial owner of our units and you are participating in the Plan through your broker, the units that are purchased on your behalf under the Plan will be maintained in your account with your broker.

16. How do I sell units held under the Plan?

If you are a registered holder of our units and you are directly participating in the Plan, you can sell your Plan units at any time. When selling shares directly through the Plan, you have four choices when requesting a sale:

Market Order. A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Center at www.computershare.com/investor. Market order sales are also available by calling the Administrator at (877) 255-0989 and placing the sale order through the telephone (interactive voice response, “IVR”) or speaking to a customer service representative. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your units were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (877) 255-0989. If your market order sale was not filled and you still want the units to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the Plan Administrator’s broker, less a transaction fee of $25.00, plus a trading fee of $0.12 per unit* sold.

Batch Order. A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Plan statement. Batch order sales are also available by calling the Administrator at (877) 255-0989 during normal business hours. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less a transaction fee of $15.00 plus a trading fee of $0.12 per share sold.

Day Limit Order. A day limit order is an order to sell your units when and if the unit reaches a specific price on a specific day. Day limit order sales are available online at www.computershare.com/investor. Day limit order sales are also available by calling the Administrator at (877) 255-0989 and placing the sale order through the telephone IVR. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of units being sold and current trading volume in the units, your order may only be partially filled, in which case the remainder of your order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion, or at your request if the Administrator’s broker has not filled the order. Any request to otherwise cancel a pending day limit order will be honored on a best efforts basis. Day limit orders are subject to a $25.00 transaction fee and a trading fee of $0.12 per unit* sold.

Good-Til-Cancelled (GTC) Limit Order. A GTC limit order is an order to sell your units when and if the unit reaches a specific price at any time while the order remains open (generally up to 30 days). GTC limit order sales are available online at www.computershare.com/investor. GTC limit order sales are also available by calling Plan Administrator at (877) 255-0989 and placing the sale order through the telephone IVR. Depending on the number of units being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. If shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order also may be cancelled by the relevant stock exchange, by the Administrator at its sole discretion or at your request if the Administrator’s broker has not filled the order. GTC limit orders are subject to a $25.00 transaction fee and a trading fee of $0.12 per unit* sold.

All per-unit fees include any brokerage commissions the Administrator is required to pay. Any fractional unit will be rounded up to a whole share for purposes of calculating the per unit fee. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request.

Alternatively, you may choose to withdraw your units from your Plan account and sell them through a broker of your choice, in which case you would have to request that the Administrator electronically transfer your units to the broker through the Direct Registration System. Or, you may request a certificate for your units from the Administrator for delivery to your broker prior to such sale.

If you are a beneficial owner of our units and you are participating in the Plan through your broker, you should contact your broker to sell your units.

17. How will I keep track of my investments?

If you are a registered holder of our units and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account. This statement will provide a record of purchases and sales transacted on your behalf under the Plan, and you should retain it for income tax purposes. As a registered holder, you also will receive various communications, including notices of shareholder meetings, access to our proxy materials and annual reports to shareholders, and information for income tax reporting.

If you are a beneficial owner of our units and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you.

18. Can the Plan be suspended, modified or terminated?

We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our units and you are directly participating in the Plan, upon our termination of the Plan, whole units in your account will be moved to a book-entry Direct Registration System account. Any fractional unit in your Plan account will be converted to cash and remitted to you by check.

19. What would be the effect of any unit splits, unit distributions or other distributions?

Any units we distribute as a distribution on units (including fractional units) that are credited to your account under the Plan, or upon any split of such units, will be fully credited to your account including units held by you. In the event of a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to units credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of units on the next investment date.

If you want to exercise, transfer or sell any portion of the rights applicable to the units credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the units credited to your account be transferred from your account and registered in your name. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, unit split or other corporate action.

20. What are the responsibilities of Pope Resources and Computershare under the Plan?

Neither we, our subsidiaries, our affiliates, nor Computershare will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of distributions for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease distribution reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which units are purchased or sold for you. Computershare will have no liability for failed executions due to reasons beyond Computershare’s control.

You should recognize that neither we, nor Computershare, can assure you of a profit or protect you against a loss on units purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our units. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your units.

USE OF PROCEEDS
We do not know either the number of units that will be purchased under the Plan or the prices at which units will be sold to participants. The net proceeds we realize from sales of our units pursuant to the Plan will be used for general partnership purposes.

DIVIDEND AND DISTRIBUTION POLICY
We are not required to make distributions on our units, and at times in the past we have refrained from doing so based on the general partner’s determination that there was insufficient cash available from operations to support our operations and fund our strategies. During each of the first and second quarters of 2015, we made distributions of $0.65 per unit, or $2.8 million in the aggregate, and in each of the subsequent quarters through the first quarter of 2017, we made distributions of $0.70, or $3.0 million in the aggregate.

The amount and timing of future distributions have not been determined. Our future distributions will depend upon a number of factors, including our liquidity, financial condition and results of operations and that of our subsidiaries, strategic growth plans, tax considerations, and general economic conditions. Our ability to make distributions to unitholders is significantly dependent on cash available for distributions, which in turn depends upon our ability to generate net income from each of our business segments in an amount and at times sufficient to fund ongoing operations and to provide for growth.
For the foregoing reasons, there can be no assurance that we will make distributions in any future period.

SUMMARY OF THE PARTNERSHIP AGREEMENT
AND THE SHAREHOLDERS AGREEMENT
We are a Delaware limited partnership organized and established in 1985 under the Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act. As such, our governance structure differs in many respects from a business corporation, and is governed by our Agreement of Limited Partnership, as amended, and by the Shareholders Agreement that governs the owners of the capital stock of our general partners. Our partnership agreement has been amended four times, and the summary herein refers to the partnership agreement as so amended. This section summarizes those documents, copies of which are incorporated by reference into the registration statement of which this prospectus forms a part. This summary is incomplete and does not include all the information you might deem relevant to a decision to purchase our units or securities that represent, or that are convertible into or exercisable for, our units (including depositary receipts), and you should read those documents in their entirety for a complete understanding of those terms.
Organization and Duration.
Substantially all our affairs are managed by Pope MGP, Inc., our managing general partner, whose board of directors serves as our board of directors. References in this prospectus, and in any prospectus supplement to our board of directors, describe the board of directors acting in this capacity unless otherwise specified. Except as described below under “Summary of the Partnership Agreement and the Shareholders Agreement - Rights of Limited Partners” and “-Removal or Withdrawal of General Partners,” limited partners have no rights to approve, disapprove or veto the decisions of the general partner or to call a meeting of the limited partners or remove the general partner.
The Partnership will dissolve and wind up its affairs no later than December 31, 2060 (unless the term is extended by amendment of our partnership agreement), or earlier if: (1) one of our general partners ceases to be a general partner unless (a) at the time there is at least one other general partner and the remaining general partner continues the partnership’s business, or (b) within ninety days, all of the partners agree in writing to continue the partnership’s business and to admit one or more general partners; (2) the partnership becomes bankrupt or insolvent; (3) the partnership sells or otherwise disposes of substantially all its assets; (4) a period of 90 days elapses after the vote of a majority of the limited partners of record, with the separate concurrence of the managing general partner, to dissolve the partnership; or (5) the occurrence of any event which makes it unlawful for the partnership’s business to be continued. Pope EGP, Inc., the equity general partner, serves as a general partner and, if necessary, can continue the Partnership and its business should Pope MGP, Inc., the managing general partner, cease to be a general partner until a new managing general partner can be elected. If any of the provisions in our partnership agreement for the continuation of the partnership or its business are ineffective under law, the partnership may be compelled to liquidate upon its dissolution.
Purpose
Our partnership agreement provides that the partnership may engage in any and all phases of the businesses of conducting traditional forestry operations and selling timber or logs under cutting contracts or other arrangements, timberland management, and real estate development and sales, and any other business with the exception of the business of granting policies of insurance, or assuming insurance risks or banking. For a description of our business as currently conducted, see “Item 1, Business,” in our annual report on Form 10-K for the period ended December 31, 2016.
Power of Attorney
Each person who becomes a limited partner grants an irrevocable power of attorney to the managing general partner to sign any certificates of limited partnership, the partnership agreement and other documents and instruments, including amendments of any of the foregoing, to form, reform or qualify the partnership or to comply with any requirements relating to the partnership’s business.

Capital Contributions
The partnership agreement requires the general partners to own collectively at least 1% of the partnership’s outstanding units and other equity securities at all times, and allows them to acquire units in connection with any issuance to maintain at least the 1% required to be owned. The managing general partner is authorized to effect any recapitalization, reclassification, unit split, reverse unit split or other adjustment to outstanding units, including, without limitation, any such transaction to eliminate the holding of small numbers of units or to reduce the number of holders of the units, without the need for any vote or the approval of the partners.
Limited partners may not be assessed for additional capital contributions, although limited partners and assignees may be required to return certain payments to the partnership and will be entitled to participate in all distributions by the partnership and to receive annual tax information and audited financial statements. See “Summary of Limited Partnership Agreement - Partnership Reports.”
Issuance and Purchase of Units
The managing general partner may authorize the sale of additional units and other securities on such terms as it believes appropriate. The managing general partner also may purchase units on the open market or otherwise. There is no limit on the number of additional units which may be issued or the number of units which may be purchased by the managing general partner. Partners and assignees do not have any preemptive rights.
The managing general partner may, subject to compliance with federal and state securities laws and the Delaware Act, effect any adjustment in outstanding units, without the need for any vote or approval of partners.
Depositary Receipts; Status as Limited Partners
The managing general partner, or a person selected by the managing general partner, serves as the limited partner of record for all non-partner purchasers or assignees who do not become limited partners. That nominee is presently Pope MGP, Inc., our managing general partner. A unit holder or holder of our depositary receipts, whether owning in the status of purchaser or assignee, and who does not become a limited partner will be entitled to the economic benefits of their partnership units but will not have any right to vote, to require any information or account of partnership transactions or to inspect the partnership books and is otherwise subject to the limitations under the Delaware Act on the rights of a transfer or assignee who has not become a limited partner. The person serving as limited partner of record has no obligation to exercise any rights it may have as the limited partner of record with respect the partnership units owned by purchasers or assignees who have not become limited partners.
Each purchaser or assignee may become a limited partner (and thereby entitled to all of the rights of a limited partner) by complying with the transfer application process established in our agreement of limited partnership and meeting any applicable requirements under the Delaware Act or other applicable state laws. Those requirements are available upon request from our managing general partner at the address appearing in the last sentence of this paragraph. Unless and until a unitholder is admitted as a limited partner in accordance with the preceding sentence, the unitholder’s interest in the partnership is represented by a depositary receipt that represents the right to seek admission, and be admitted, as a limited partner. At all such times, the depositary receipts, which are traded on the Nasdaq Global Select Market under the symbol “POPE,” represent only the right to receive the economic rights, benefits and obligations associated with the underlying limited partnership units. Holders of depositary receipts may request to become a limited partner by contacting the managing general partner, Pope MGP, Inc. at 19950 Seventh Avenue NE, Poulsbo, Washington 98370.

Any transfer of a depositary receipt will only be recorded on the books of the Partnership as an admission of the holder as a limited partner, only upon execution and delivery to the depositary of a request of the transferee to become a limited partner, together with a power of attorney in fact of the managing general partner. Such request and grant of power may be made by the transfer execution and delivery of the transfer application appearing on the reverse side of the depositary receipt being transferred. If a transferee fails to execute and deliver an appropriate form of request and power, the transferee will not be admitted as a limited partner.
Further, a person transferring a depositary receipt must provide evidence of the transfer of that depositary receipt to the depositary, whereupon the transferee will be recorded as the holder of the underlying units (but not as a limited partner unless the procedure described in the preceding paragraph is subsequently followed). In such an event, the transferor will continue to be the record holder of the units. As a result, the transferor will continue to be allocated a pro rata share of the partnership’s income and losses as of the last day of each fiscal month on which he or she is still the record holder of depositary receipts and will continue to be mailed any cash distributions made by the partnership.

Notwithstanding the foregoing process, we do not ordinarily admit unitholders as limited partners in the absence of a specific request, because other than for limited exceptions pertaining to the approval of certain matters by the partners and for instances involving the withdrawal or expulsion of a general partner, the ownership of the economic rights of a unitholder are generally coterminous with the rights of a limited partner. See “-Rights of Limited Partners; Control and Limited Liability,” below. Because the distinctions between these rights generally are not material, we ordinarily only admit unitholders as limited partners upon their specific request or in anticipation of matters requiring a vote of the limited partners. In those latter instances, we treat one’s admission as a limited partner with respect to a given limited partnership unit as having occurred on the date the limited partner acquired his, her or its unit or the depositary receipt representing the same.

A limited partner may withdraw the partnership units represented by his or her depositary receipts by exchanging the depositary receipts for a certificate evidencing the same number of partnership units. Partnership units held by limited partners that are not evidenced by depositary receipts are not transferable except by bequest, inheritance or operation of law. An assignee or purchaser must become a limited partner before being entitled to withdraw partnership units.
In order to comply with the Partnership’s tax reporting and election requirements, the managing general partner may obtain a unit holder’s social security number or other tax identification number and other related information, either by making a request of the unitholder or by obtaining such information from the unitholder’s broker or nominee. If a unitholder does not furnish all requested information, the Partnership may make assumptions concerning this information which will usually result in the unitholder receiving less advantageous tax treatment than if the information had been furnished.

A partnership unit represents a unit of limited partnership interest in the partnership. All such units (other than those held by the general partners) have been deposited with the depositary and are evidenced by a non-transferable certificate which, in turn, is evidenced by transferable depositary receipts.
A partner, purchaser or assignee who loses or has had his or her depositary receipt stolen or destroyed may obtain a replacement depositary receipt on furnishing a bond or adequate security to the partnership or its transfer agent.
Each assignee, purchaser, or limited partner as of the last day of each month will be allocated a pro rata share of the partnership’s income or loss for the month, regardless of whether the holder receives any cash distributions from the partnership. See “Summary of Limited Partnership Agreement - Allocation of Profit and Loss.” Each record holder of a depositary receipt (whether a purchaser, assignee, or limited partner) as of the applicable record date for a distribution will be entitled to receive his or her share of the cash distributions made by the partnership. The timing and amount of any cash distributions will be determined by the managing general partner from at its discretion.
Units held by a general partner may not be deposited with the depositary, nor may depositary receipts be issued for those units except in connection with the transfer of units to a person who is not a general partner and except for those units held by a general partner as a limited partner of record for one or more purchasers or assignees. If a general partner otherwise acquires or holds a depositary receipt, the general partner must surrender the depositary receipt to the depositary and withdraw units from deposit. A general partner may redeposit the units with the depositary and have depositary receipts issued for the units in connection with a transfer of units to another person if the general partners, after the transfer, hold at least 1% of the outstanding units.
Rights of Limited Partners; Control and Limitations of Liability.
Holders of partnership units (whether assignees or limited partners) may not participate in the management of the partnership and have no influence in its operations. Responsibility and authority for the management of the partnership is vested exclusively in the managing general partner. We believe that the concentration of powers in the managing general partner is advisable in order, to among other things, minimize the potential of general partner liability of limited partners, and to assure that the partnership is operated in a manner that results in the tax and other consequences described in this prospectus, with continuity of management and direction.
While the voting rights of corporate stockholders are fairly well established by applicable statutes, stock exchange rules and judicial decisions, the voting rights of limited partners are not as well defined as those afforded to corporate stockholders. Our partnership agreement gives partners the right to vote on only certain matters and circumstances indicated.
Limited partners (but not assignees who have not been admitted as limited partners) have the right to vote on the matters specified below, which may be taken by the managing general partner with the approval of partners of record holding more than 50% of the units held of record by all partners and with the separate concurrence of the managing general partner:

•	amendment of the partnership agreement (except as described in “Summary of the Limited Partnership Agreement - Amendment”);

•	dissolution of the Partnership (except for dissolution resulting from certain events where dissolution is mandatory);

•
approval or disapproval of any merger, consolidation or combination of the partnership’s business or assets with any other person, or a reformation or reorganization of the partnership under the law of another state; provided, however, that no vote or approval shall be required with respect to any such transaction which, in the sole discretion of the managing general partner, (1) is primarily for the purpose of acquiring properties or assets, or (2) combines the ongoing business operations of the entities with the partnership as the surviving entity;

•
approval or disapproval of a sale of all or substantially all of the assets of the partnership if the aggregate fair market value of the assets of the partnership prior to the sale exceeds $10,000,000;

•
when the partnership would otherwise dissolve and its business would not otherwise be continued pursuant to the terms of the partnership agreement and except as provided in (4) below, election to continue the partnership’s business or election of a new general partner or managing general partner to continue the partnership’s business (except that if there is no managing general partner at such time, the separate concurrence of the managing general partner will not be required);

•
approval or disapproval of any matter submitted for a vote in connection with a transaction between the partnership and a general partner or a related person (except that the separate concurrence of the managing general partner will not be required);

•	approval or disapproval of an increase in the annual fee of the general partners;

•	pursuant to the shareholders agreement, approval or disapproval of the following matters:

◦	waiver of mandatory retirement at age 75 for any director of Pope MGP, Inc.;

◦	amendment of certain provisions for termination of the shareholders agreement; and

◦	amendment of any provision of Pope MGP, Inc.’s bylaws relating to the size of, and qualifications for, the board of directors of Pope MGP, Inc.

Except as provided in the following paragraph, limited partners also have a right to vote on removal of a general partner and elect a successor general partner. Each of these measures requires the approval of partners of record holding a minimum of either (1) two-thirds of the “Qualifying Units,” as defined below, or (2) 90% of all outstanding units (not including votes with respect to any units held by the general partner to be removed as such and not considering any such units as outstanding for purposes of determining the applicable percentage of outstanding units). “Qualifying Units” means outstanding units which have been continuously held by a unitholder or by a member of the unitholder’s family at least five years as of the record date for the record vote.
If there is a change in the beneficial ownership of Pope MGP, Inc. such that all of the directors of Pope MGP, Inc. become stockholders of Pope MGP, Inc. pursuant to the Shareholders Agreement (see “-Summary of the Shareholders Agreement” below), then one year from the date of such event, the limited partners will have the right to vote to remove a general partner and elect a successor general partner by the affirmative vote of a majority of the units present and voting on the matter (not including the votes with respect to any units held by the general partner to be removed and excluding any such units as outstanding for purposes of determining a majority interest).
Only by the written consent of all partners, do the partners have the right to elect a general partner or to elect to continue the partnership’s business after a general partner ceases to be a general partner when there is no remaining or surviving general partner.
Notwithstanding these voting rights, a limited partner has the unlimited liability of a general partner if he or she participates in the control of the partnership’s business, but his or her liability only extends to persons who transact business with the partnership reasonably believing, based on the limited partner’s conduct, that the limited partner is a general partner. The Delaware Act contains an extensive list of actions that do not constitute participation in control, including serving as a contractor, agent or employee of the partnership or a general partner, consulting with or advising a general partner with respect to the partnership’s business, and voting on matters as to which the partners have voting rights.
In addition to the Delaware Act, the laws of other states may apply to the determination of whether a vote of partners is possible to the extent the partnership conducts business in those states. Affiliates of the partnership have operations in Washington, Oregon, and California. The managing general partner conducts the partnership’s business in a manner that the managing general partner deems appropriate to preserve, to the extent possible, the limited liability. Each of the states in which we operate has a statute that effectively causes the limited liability determinations to be coincident with the Delaware Act.

However, we cannot offer assurances that we will not engage in activities in other states, and that such other states will have similar protections, as a result of which the limitations of liability discussed in this prospectus may be inapplicable.
Under the Delaware Act, limited partners must return distributions to the partnership, with interest, for the benefit of unpaid creditors if the distribution constituted a return of capital or was made at a time when, immediately after the distribution, partnership liabilities exceeded the fair value of partnership assets. This liability may extend to distributions received by a unitholder (and possibly to his or her assignor and such assignor’s predecessors-in-interest or to the unitholder’s successor-in-interest). A unitholder receives a return of capital to the extent that a distribution reduces the unitholder’s share of the fair value of the net assets of the partnership below the value of the capital contribution attributable to the unitholder as stated in the certificate of limited partnership and which had not been previously distributed. If the return of capital distribution does not violate our partnership agreement or the Delaware Act, the unitholder may be required to repay the return of capital for one year after the distribution is made; otherwise the liability of repayment extends for six years. In any event, before a general partner may seek to recover a distribution from limited partners and assignees, the general partner must first have applied all of the partnership’s available assets to pay partnership liabilities. There must also be partnership liabilities which then remain unpaid.
Responsibilities, Liabilities and Indemnification of the General Partners
There are several provisions in our partnership agreement that define or limit the liability of the partnership’s officers and the general partners, or which exculpate the partnership’s officers and the general partners and their respective directors, officers and shareholders. The provisions discussed in this section may limit the rights of action which limited partners and assignees might otherwise have against the general partners and their respective directors, officers and shareholders. The extent to which some or all of these provisions are enforceable under current Delaware law is not settled. Stockholders of the Company who have questions concerning the duties and liabilities of the general partners or other persons should consult with their counsel.
Our partnership agreement provides that the general partners are liable to the partnership and the limited partners and assignees for their gross negligence or willful misconduct, but such general partners and their respective directors, officers and shareholders and the partnership’s officers will not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful misconduct. The general partners are to act in good faith in a manner they believe to be in, or not opposed to, the best interests of the partnership. The general partners are also entitled to select agents and employees to act on behalf of the partnership, including the appointment of partnership officers and the general partners are not liable for the acts or omissions of agents or employees selected by a general partner with due care. Each general partner is fully and completely authorized to take, or refrain from taking, any action if done in good faith in accordance with an opinion from a consultant or advisor that the general partner believes to have professional or expert competence. Each general partner is also fully protected in acting or not acting in reliance on documents believed by him or her to be genuine and to have been signed or presented by the proper person.
The general partners are required to devote the time and attention to the partnership’s business as may be reasonably necessary to carry out their duties under the partnership agreement. The general partners appoint officers and employees of the partnership as they deem appropriate. The partnership’s business is supervised by its chief executive officer, subject to policies and objectives set by the board of directors of Pope MGP. The general partners and their directors, officers and shareholders may be employed, full-time or part-time, by other persons in addition to their services on behalf of the partnership. The general partners and their directors, officers and shareholders may also engage, participate or own interests in any other activities or businesses, including in competition with the partnership.
Subject to their fiduciary duties to the partnership, the general partners and their directors, officers and shareholders may also engage in the businesses conducted by the partnership and are entitled to accept prospective business opportunities which may result in conflicts of interest with the partnership.
The partnership agreement also provides for indemnification by the partnership of the general partners, their present and former directors, officers and shareholders and the officers of the partnership to the extent permitted by law, against liabilities arising out of their activities with respect to the partnership. Indemnification under the partnership agreement also covers any of those persons when they act as a trustee or fiduciary of an employee benefit plan or perform services for such a plan, in connection with or by virtue of their position with, the partnership. Any action such a person reasonably believes to be in the interests of the participants or beneficiaries of the plan is deemed to be in, or not opposed to, the best interests of the partnership. The managing general partner also shall have the right to indemnify employees and agents of the partnership, a general partner or a related person against liabilities incurred by them in acting on behalf of the partnership, a general partner or related person.

The partnership agreement provides that a person entitled to indemnification may not be so entitled for any claim, issue or matter in which it is adjudged to have engaged in (1) a breach of the indemnitee’s duty of loyalty to the partnership or its general partners; (2) an act or omission not in good faith or which involved intentional misconduct or a known violation of law; (3) an act pertaining to a distribution of partnership assets in violation of the terms of the partnership agreement or applicable law; or (4) a transaction from which the indemnitee derived an improper personal benefit; unless, and only to the extent that, a court determines that, despite the adjudication of liability, the indemnified person is entitled to indemnification. The partnership agreement also provides that the partnership shall pay expenses incurred in defending suits in which indemnification may be appropriate, provided the indemnified party agrees to repay these expenses if it is ultimately determined that the indemnified party is not entitled to indemnification by the Partnership.
Insofar as indemnification for liabilities arising under the federal securities laws may be permitted pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission the indemnification is contrary to public policy and therefore unenforceable.
The managing general partner and the partnership has the option to purchase and maintain insurance on behalf of indemnitees and other such individuals as the managing general partner shall determine, against any liability which may be asserted against or expense which may be incurred by such person in connection with the activities of a general partner or the partnership, whether or not the managing general partner or the partnership would have the power to indemnify such person against such liability under the provisions of the partnership agreement.
The general partners each have indemnified their directors, officers and shareholders, for liabilities relating to their activities with respect to such general partner. Any such indemnity payments will be subject to reimbursement by the partnership.
Rights and Powers of the Managing General Partner
The managing general partner will have the full, exclusive and complete management and control of the affairs of the partnership. The managing general partner will make all decisions and take all action deemed necessary or appropriate to conduct the business and affairs of the partnership. The authority of the managing general partner is limited in certain respects. See subheadings “Rights Liabilities of Limited Partners” and “Amendment” under “Summary of the Limited Partnership Agreement.”
The affirmative vote of partners holding at least (1) two-thirds of the Qualifying Units or (2) 90% of the units of record held by all partners (excluding any units held by Pope MGP, Inc.), is required to remove or replace the managing general partner from control of the partnership, unless the preconditions for a change in the required vote for removal of a general partner from the super-majority have occurred.
In the event Pope MGP, Inc. is removed as managing general partner prior to the occurrence of preconditions for a change in the required vote for removal of a general partner from the super majority provisions discussed above to a majority have occurred, then upon the election of any person as managing general partner to succeed Pope MGP, Inc. or any successor of Pope MGP, Inc., such successor managing general partner shall agree that it will initially have and will maintain sufficient assets to ensure, to the extent possible, that the partnership will be treated as a partnership, rather than an association taxable as a corporation for federal income tax purposes. In addition, upon the election of a successor managing general partner and thereafter, Pope EGP, Inc. shall have the right to withdraw, resign or retire as equity general partner upon ten days’ written notice to the partners and to require the successor managing general partner to assume the obligation to initially have, and to maintain, sufficient assets, together with a successor equity general partner, if any, to ensure that the partnership will be treated as a partnership, rather than an association taxable as a corporation for federal income tax purposes.
If the partnership conducts multi-state operations requiring it to file its certificate of partnership in a number of states, the managing general partner may require the partnership to contribute some or all of the properties of the partnership to an operating partnership in order to minimize the administrative burden and expense associated with the laws of certain states that the partnership’s certificate of limited partnership be amended to substitute or add limited partners.
Rights and Powers of the Equity General Partner
The equity general partner has no management power except during such periods, if any, in which the managing general partner is not managing the partnership’s affairs. The equity general partner and the managing general partner will initially have, and will endeavor to maintain, sufficient combined assets in order to ensure, to the extent possible, that the partnership will be treated as a partnership, rather than an association taxable as a corporation for federal income tax purposes. In this regard, the Shareholders Agreement provides that Pope MGP, Inc. and Pope EGP, Inc. will not make distributions to their shareholders if such distributions would reduce the aggregate net worth of Pope MGP, Inc. and Pope EGP, Inc. to an amount less than $750,000 (not considering their units or amounts receivable from the partnership).
Compensation of the General Partners
For a description of the compensation of the general partners see “Certain Relationships and Related Transactions and Director Independence,” incorporated by reference from our Annual Report on Form 10-K for the period ended December 31, 2016.
Removal or Withdrawal of General Partners.
Partners have the right to vote on removal of a general partner at a meeting duly called and properly noticed for such action, by the affirmative vote of partners of record holding at least (1) two-thirds of the Qualifying Units or (2) 90% of the units held of record by all partners (not including votes with respect to any units held by the general partner to be removed as such and not considering any such units as outstanding for the purpose of determining 90% of outstanding units); provided, however, that if there is a change in the beneficial ownership of Pope MGP, Inc. such that all directors of Pope MGP, Inc. become shareholders under the Shareholders Agreement, then one year from the date of such an event, the partners have the right to vote on removal of a general partner by the affirmative vote of a majority of the unitholders (not including votes with respect to any units held by the general partner to be removed as such and not considering any such units as outstanding for the purpose of determining a majority interest).
Except as described in “Summary of the Partnership Agreement and the Shareholders Agreement -Summary of Limited Partnership Agreement - Rights and Powers of the Managing General Partner,” a general partner may withdraw as a general partner with ninety days’ notice; provided, however, that the managing general partner and the equity general partner shall not withdraw unless partners of record, holding more than 50% of the units held by all partners of record, consent to the withdrawal and have elected a successor to serve as managing general partner or equity general partner, respectively, effective on or before such withdrawal, and the equity general partner shall not withdraw as equity general partner unless the partners have elected a successor to Pope MGP, Inc. pursuant to the partnership agreement. If the partnership does not find a new general partner, it may prove impossible or difficult to conduct the partnership’s business and the partnership may be forced to liquidate and wind up its affairs. In the event that Pope MGP, Inc. or its successor no longer serves as managing general partner, the equity general partner will serve as an interim managing general partner until an election can be held to elect a new managing general partner. In addition, if it were necessary to find a new managing general partner, such partner might insist on different or additional compensation from that provided in the partnership agreement.
A general partner ceases to be a general partner only upon its withdrawal, assignment of all its partnership interest or removal, or upon the occurrence of one or more of certain events specified in our partnership agreement.
Allocations of Profit and Loss.
All partnership income and losses are allocated to the partners and assignees on a pro rata basis in proportion to the number of units held of record by each partner or assignee, unless another convention is adopted by the managing general partner. Each record holder of a depositary receipt on the last day of each month is allocated the income, losses, deductions and credits for that month allocable to the units represented by the depositary receipt even if the record holder held the depositary receipt for only a portion of the month. However, no assurance can be given that the IRS may not attempt to require a different method of allocation. Since partners and assignees will be required to include their shares of partnership income for tax purposes without regard to whether there are cash or other distributions, the partners may become liable for federal and state income taxes on that income even though they have received no cash distributions from the partnership. For a more complete discussion of the tax-related attributes of ownership of units and depositary receipts, please see “Material U.S. Federal Income Tax Consequences” beginning at page 21.
Meetings
Meetings of the partners may be called by the managing general partner and must be called by the managing general partner within twenty days (or longer if reasonably necessary to comply with applicable regulations) following the written request of partners holding at least 10% of the units as to a matter on which partners have the right to vote. The meeting must be held at a time and place determined by the managing general partner not less than ten nor more than sixty days after mailing of notice of the meeting. Meetings of the partners must be convened, conducted and adjourned by, or under the control of, the managing general partner in accordance with the partnership agreement.

Dissolution
In settling accounts after dissolution, the partnership’s liabilities are to be paid in the following order:
(1) creditors, in the order of priority provided by law, except to secured creditors the obligations owed to whom will be assumed or otherwise transferred on liquidation of partnership assets;
(2) amounts deemed necessary as a reserve for contingent liabilities to be distributed at the time and in the manner as determined by the persons winding up the affairs of the partnership;
(3) the general partners for compensation, indemnification and reimbursement of expenses; and
(4) partners and assignees in proportion to the number of units held by each.
The general partners and their directors, officers and shareholders are not personally liable for payment of any amount due to the partners or assignees or for the return of all or any part of the contribution of the partners to the capital of the partnership. Any such payment or return must be made solely from the partnership assets. However, each general partner is required to contribute to the partnership any deficit balance in its capital account.
Amendment
The managing general partner may amend the partnership agreement without the consent of the partners if (1) the amendments are to elect to be bound by any successor limited partnership statute, (2) in its opinion the amendment does not have a materially adverse effect upon the limited partners and assignees (other than those who consent to the amendment), (3) the amendment would conform the partnership agreement to changes in the Delaware Act or interpretations thereof which, in the sole discretion of the managing general partner, it believes appropriate or desirable, (4) the amendment is necessary, in the opinion of counsel to the partnership, to prevent the partnership or partnership officers or a general partner or the directors, officers or shareholders of a general partner from being in any manner subject to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the Department of Labor, (5) the amendment would reflect the exercise of any power granted to the managing general partner under the partnership agreement, (6) the amendment would make any change which, in the sole discretion of the managing general partner, is advisable to qualify or to continue the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the sole discretion of the managing general partner to ensure that the partnership will not be treated as an association taxable as a corporation for federal income tax purposes, (7) the amendment would make any change that is necessary or advisable, in the sole discretion of the managing general partner, to satisfy any legal requirements, conditions or guidelines, that is necessary or desirable in order to implement certain provisions relating to tax allocations or that is necessary or desirable to facilitate the trading of the depositary receipts and (8) adopt amendments similar to those listed above.
Amendments to the partnership agreement also may be proposed by the managing general partner or by partners in connection with calling a partnership meeting, as described in “Summary of Limited Partnership Agreement - Rights and Liabilities of Limited Partners.” An amendment generally may be adopted with the approval of the partners of record holding more than 50% of the units held by all partners of record and the concurrence of the managing general partner, except that an amendment which, in the opinion of counsel to the partnership, would (1) modify the provision regarding the liabilities of partners; (2) reduce the percentage of votes required of partners in the partnership agreement; (3) result in the loss of limited liability of any limited partner or assignee who does not consent thereto or result in the partnership being treated as an association taxable as a corporation for federal income tax purposes; or (4) change the form of the partnership to a general partnership, must be approved by the affirmative vote of the managing general partner and partners of record holding at least 95% of the units held of record by all partners.
Partnership Reports
We are subject to the reporting and proxy solicitation requirements of the Exchange Act and pertinent rules and regulations and we file the periodic reports (containing financial and other information) required thereunder. With respect to matters that require the approval of security holders under the listing qualification rules of the Nasdaq Global Select Market or the Delaware Act, but which are permitted to be made by the managing general partner in accordance with the partnership agreement, we are required to provide certain information to unitholders under Exchange Act Regulation 14C. We send an annual report to unitholders containing audited financial statements, as well as unaudited quarterly reports. The managing general partner also is required to use its best efforts to furnish, within seventy-five days after the close of our fiscal year, to each person who was the holder of record of a depositary receipt or unit on the last day of any fiscal month during such year, the information pertaining to the partnership necessary for the preparation of such person’s federal income tax returns and any state income tax returns required by the states where the partnership has operations.
Power of Attorney
Each person who becomes a limited partner grants an irrevocable power of attorney to the managing general partner to sign any certificates of limited partnership, the partnership agreement and other documents and instruments, including amendments of any of the foregoing, to form, reform or qualify the partnership, or to comply with any requirements relating to the business or proposed partnership’s business.
Summary of Shareholders Agreement

As a master limited partnership, substantially all of our day-to-day affairs are controlled by our managing general partner, Pope MGP, Inc. The board of directors of Pope MGP, Inc. serves as our board of directors, and is bound by a Shareholders Agreement entered into, by, and among Pope MGP, Inc., Pope EGP, Inc., Peter T. Pope, Emily T. Andrews, Pope & Talbot, Inc., present and future directors of Pope MGP, Inc. and the partnership, dated as of November 7, 1985 (the “Shareholders Agreement”).
Under the Shareholders Agreement, each of two of our founding stockholders and their respective lineal descendants has a “Qualifying Interest” in units held by the respective named individual shareholders of Pope MGP, Inc., as their lineal descendants, the spouses and former spouses of any such persons and their lineal descendants, including units held by persons or entities for the benefit of any of such persons. The current holders of the Qualifying Interests are Emily T. Andrews (as the representative of the Andrews family) and Maria M. Pope (as the representative of the Pope family). These individuals own their shares of Pope MGP, Inc., directly and individually rather than as trustees, nominees or fiduciaries. Ms. Pope serves as a director and a member of our compensation committee. If the holdings within the Pope family and the Andrews family were aggregated, they would be the two largest stockholders of partnership units. See “Security Ownership of Certain Beneficial Owners and Management and Related Security Holder Matters,” incorporated by reference from our Annual Report on Form 10-K for the period ended December 31, 2016.
Pursuant to the Shareholders Agreement, each of the two individual shareholders of Pope MGP, Inc. have the ability to designate one of our directors and they jointly appoint two others, with the fifth board position taken by our chief executive officer, who serves as a director by virtue of his executive position; provided that if either of the two individual shareholders of Pope MGP, Inc. or any Pope or Andrews family member is serving as the chief executive officer, then the fifth board position must be a person who is not an employee or consultant of Pope MGP, Inc. or the partnership that is jointly selected by the two individual shareholders of Pope MGP, Inc.
No person may serve on the board of directors of Pope MGP, Inc. beyond the age of seventy-five. However, partners of record holding a majority of the units held of record by all partners may agree to waive or amend the provisions of the Shareholders Agreement relating to the governance of Pope MGP, Inc. with the separate concurrence of the managing general partner. In the event the general partner shareholders are unable to agree on who should serve as the CEO or as an Outside Director, the Outside Director with the latest expiring term will participate with the two individual shareholders of Pope MGP, Inc. in the selection of such person, and the majority vote of the three of them will prevail. In addition, in the event one of the two individual shareholders of Pope MGP, Inc. is serving as both CEO and a director of Pope MGP, Inc., then the board seat which would otherwise be occupied by this officer will be filled by a person meeting the qualifications of an Outside Director. For a description of the current board of directors of Pope MGP, Inc., see “Directors and Executive Officers of the Registrant,” beginning on page 78 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.”
The Shareholders Agreement also provides that if either the Pope family or the Andrews family ceases to own a Qualifying Interest of 5% or more of the outstanding units from time to time, or the number of units equal to 5% of the total number of units initially distributed to stockholders (as adjusted for splits, dividends and the like), whichever is less, while the individual shareholders of Pope MGP, Inc. are the only shareholders of Pope MGP, Inc., or if either of the individual shareholders of Pope MGP, Inc. desires to sell his or her shares of Pope MGP, Inc. other than to an appropriate representative of the Pope Family or the Andrews Family, the other individual shareholder of Pope MGP, Inc. (the “Other Shareholder”) shall have the right to purchase the shares of Pope MGP, Inc. and Pope EGP, Inc. held by the first individual shareholders of Pope MGP, Inc. (the “Selling Shareholder”). The purchase price for the shares of Pope MGP, Inc. and Pope EGP, Inc. shall be based upon the fair market value of the Selling Shareholder’s percentage interest in Pope MGP, Inc.’s and Pope EGP, Inc.’s net assets at the time of such purchase. If the Other Shareholder elects to purchase the Selling Shareholder’s Pope MGP, Inc. and Pope EGP, Inc. shares, except as discussed below, the Other Shareholder will thereafter have the exclusive right to select the board of directors of Pope MGP, Inc., subject only to the above-described qualification requirements for three of the directors.

If the Other Shareholder elects not to purchase the Selling Shareholder’s Pope MGP, Inc. and Pope EGP, Inc. shares or if the sole General Partner Shareholder ceases to have a Qualifying Interest in the requisite 5% of partnership units, or desires to dispose of their shares of Pope MGP, Inc. and relinquish their position as a general partner shareholder, then each member of the then existing board of directors of Pope MGP, Inc. will have the right to purchase 20% of the shares of Pope MGP, Inc. for the then fair market value of 20% of Pope MGP, Inc.’s net assets. If any member of the board of directors declines to purchase such shares, he or she will be required to resign, and a new director who is willing to purchase such shares will be selected by a majority vote of the remaining directors. Any director who thereafter is not re-elected as a director or leaves the board of directors will be required to sell his or her shares of Pope MGP, Inc. for the fair market value of 20% of Pope MGP, Inc.’s net assets to his or her successor on the board of directors. Any person thereafter appointed or elected to the board would be required to purchase 20% of the shares of Pope MGP, Inc. and become a party to the Shareholders Agreement in connection with such purchase. The board of directors would thereafter be elected by a majority vote of the directors/shareholders. Under the terms of our partnership agreement, partners of record holding a majority of the units held of record by all partners have the right to replace Pope MGP, Inc. with another managing general partner starting one year following the date when all the directors of Pope MGP, Inc. become shareholders of Pope MGP, Inc.
Our partnership agreement provides that neither the managing general partner nor the equity general partner may withdraw, resign or retire unless and until the partners of record holding more than 50% of the units held by all partners of record consent to such withdrawal and have elected a successor to serve as managing general partner or equity general partner, respectively, and that the equity general partner will not withdraw as equity general partner so long as Pope MGP, Inc. serves as managing general partner. However, in the event Pope MGP, Inc. is removed as managing general partner prior to one year from the date that there is a change in the beneficial ownership of Pope MGP, Inc. such that all of the directors of Pope MGP, Inc. become shareholders of Pope MGP, Inc. as discussed above, then Pope EGP, Inc. shall have the right to withdraw, resign or retire as equity general partner upon ten days’ written notice to the partnership.

DESCRIPTION OF LIMITED PARTNERSHIP INTERESTS (UNITS) AND DEPOSITARY RECEIPTS

Our limited partnership units represent limited partner interests that entitle the holders to participate in our partnership distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. Our depositary receipts represent the right to receive units, to exercise the rights and to become subject to the obligations attendant to the ownership of units, and to apply for and become a limited partner in accordance with the partnership agreement. References in this “Description of the Limited Partnership Units and Depositary Receipts” to “we,” “us” and “our” mean Pope Resources, A Delaware Limited Partnership.
Number of Units

We currently have 4,368,151 limited partnership units outstanding, 4,308,151 of which are held by the public, 54,000 of which are held by Pope MGP, Inc., our managing general partner, and 6,000 of which are held by Pope EGP, Inc., our equity general partner. Each limited partnership unit presently represents an aggregate 0.00002289% limited partner interest based on units outstanding prior to commencement of this offering. Our general partners collectively own an aggregate 100% general partner interest in us, and they are required, at all times, to own collectively not less than 1% of our outstanding units.
Listing

Depositary receipts representing our outstanding limited partnership units are traded on the Nasdaq Global Select Market under the symbol “POPE.” Any additional limited partnership units that we issue will also be traded on the Nasdaq Global Select Market in the form of depositary receipts therefor.
Transfer Agent and Registrar

Duties. Computershare Trust Company, N.A. (“Computershare”) serves as transfer agent and registrar for our limited partnership units. We will pay all fees charged by the transfer agent for transfers of limited partnership units, except the following must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a limited partnership unit; and

•	other similar fees or charges.

We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Depositary

Duties. Computershare serves as depositary for our limited partnership units and is the issuer of our depositary receipts. We will pay all fees charged by the depositary for the issuance and transfers of depositary receipts and for the transfer and maintenance of limited partnership units held as collateral therefor, except that the following must be paid by unitholders:

•	surety bond premiums to replace lost or stolen depositary receipts, taxes and other governmental charges;

•	special charges for services requested by a holder of a limited partnership unit; and

•	other similar fees or charges.

We indemnify the depositary, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Limited Partnership Units

We do not automatically admit unitholders as limited partners because, other than for certain voting rights described above in “Summary of the Partnership Agreement and the Shareholders Agreement - Rights of Limited Partners; Control and Limitations of Liability,” the acquisition of an economic interest is sufficient to convey to the transferee all material rights associated with the ownership of our units. Because of these limitations, we ordinarily admit unitholders as limited partners only upon the unitholder’s affirmative request or in anticipation of matters to be voted on by the limited partners. For these reasons, each purchaser of limited partnership units offered by this prospectus will be deemed an assignee and a beneficial holder with respect to such units unless and until admitted as a limited partner. Admission as a limited partner requires the beneficial owner to deliver a written request to the managing general partner or the depositary, in such form and accompanied by such supporting materials (including a power of attorney) as our managing general partner may require. We refer in this prospectus to these materials collectively as a “transfer application.” Transfers of depositary receipts, including those issued in respect of units sold under the Plan, are recorded on the books of the depositary and reflect an assignment of the unit holder’s economic interest in the underlying units. Transfers of limited partnership units will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application to the depositary. By executing and delivering a transfer application, the transferee of limited partnership units:

•	becomes the record holder of the limited partnership units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of the Partnership as specified in our partnership agreement; and

•	makes the consents and waivers contained in our partnership agreement.

An assignee of a unit, whether or not represented by a depositary receipt, will become a substituted limited partner of our partnership for the transferred limited partnership units only upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.
A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the record holder of a limited partnership unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.
Limited partnership units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor (whether a unitholder or a limited partner) gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred limited partnership units. A purchaser or transferee of limited partnership units who has not been admitted as a limited partner obtains only:

•	the right to assign the limited partnership unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred limited partnership units.

Thus, a purchaser or transferee of limited partnership units who does not execute and deliver a transfer application:

•
will not receive cash distributions, unless the limited partnership units are held in a nominee or “street name” account (including without limitation in the form of a depositary receipt therefor) and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of limited partnership units.

Please read “The Partnership Agreement - Status as Limited Partner or Assignee” for additional details on one’s status as a unitholder or a limited partner.
Voting

Each holder of limited partnership units is entitled to the voting rights specified under “-Rights of Limited Partners; Control and Limited Liability” above, but generally must be admitted as a limited partner prior to the record date for such a vote. When determining the right to vote a holder’s limited partner units, we treat the holder’s date of admission as a limited partner as relating back to the date the person acquired the status of an assignee or transferee with respect to those units.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations that may be relevant to a U.S. Holder (as defined below) arising from the ownership and disposition of units and, unless otherwise noted, reflects the opinion of Davis Wright Tremaine LLP, our tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal tax law. This summary does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the ownership or disposition of units. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the ownership or disposition of units. Except as specifically set forth below, this summary discusses only certain applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the ownership or disposition of our units.

We are relying on opinions and advice of Davis Wright Tremaine LLP with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, our costs of any contest with the IRS, principally legal, accounting and related fees, will reduce our cash available for distribution and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be applied retroactively.

In rendering its opinion, Davis Wright Tremaine LLP has relied upon certificates as to certain factual matters from our managing general partner. These matters include:

•	Whether we satisfy the “Qualifying Income Exception” (as discussed below).

•	The fact that we have not elected to be taxed as a corporation for federal tax purposes.

•	The fact that we have made, and subsequently have not revoked, an election under Section 754 of the Code.

•	Our use of the accrual accounting method and the date of our fiscal and tax year end.

•	The value of our U.S. real property interests in relation to the value of our real property and trade or business assets as a whole.

•	Certain factual matters relating to the duties of our managing general partner.
Davis Wright Tremaine LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us, and, for the reasons described below, has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations; and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases.
No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of units. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a unit that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders
For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of a unit that is not a partnership (or other pass-through entity) for U.S. federal income tax purposes and is not a U.S. Holder. This summary addresses only certain of the U.S. federal income tax considerations applicable to non-U.S. Holders arising from the ownership or disposition of units. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of units.
U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed
This summary does not address the U.S. federal income tax considerations of the ownership or disposition of units by U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (1) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (2) financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (3) broker-dealers, dealers, or traders in securities or currencies that elect to apply a “mark-to-market” accounting method; (4) U.S. Holders that have a

“functional currency” other than the U.S. dollar; (5) U.S. Holders that own units as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; and (6) U.S. Holders that hold units other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are U.S. expatriates or former long-term residents of the U.S. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding all U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application and operation of any income tax treaties) relating to the ownership or disposition of units.
If an entity or arrangement that is classified as a partnership (or other pass-through entity) for U.S. federal income tax purposes holds units, the U.S. federal income tax consequences to such partnership and the partners (or other owners) of such partnership of the ownership or disposition of the units generally will depend on the activities of the partnership and the status of such partners (or other owners). This summary does not address the U.S. federal income tax consequences for any such partner or partnership (or other pass-through entity or its owners). Owners of entities and arrangements that are classified as partnerships (or other pass-through entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of units.
Partnership Status
A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his or her share of items of income, gain, loss and deduction of the partnership in computing his or her U.S. federal income tax liability, regardless of whether cash distributions are made to him or her by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his or her partnership interest.
Section 7704 of the Internal Revenue Code provides that publicly traded partnerships are, as a general rule, taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes interest (other than from a financial business), dividends, gains from the sale of real property, gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income and income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, and marketing of any mineral or natural resource, including timber. Qualifying income does not include rental income from leasing personal property.
The Partnership is aware of no facts or circumstances that would lead management to believe that a material doubt exists as to whether we have, for any taxable year, failed to satisfy the Qualifying Income Exception. Further, we have not elected, and will not elect, to be treated as a corporation for federal tax purposes. Accordingly, we believe that we will be treated as a partnership for federal income tax purposes.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in the Partnership. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and we would owe federal income tax on our income at the corporate rates (and would likely owe state income tax at varying rates). In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his or her units, or taxable capital gain, after the unitholder’s tax basis in his or her units is reduced to zero. Accordingly, taxation as a corporation would result in a reduction in the anticipated cash flow and after-tax return to unitholders and therefore would likely result in a reduction of the value of the units.
The discussion below assumes that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status
Unitholders who are limited partners will be treated as partners of the Partnership for federal income tax purposes. Also, (1) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and (2) unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units, will be treated as our partners for federal income tax purposes.
There is no direct authority dealing with the status of assignees of units or depositary receipts who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications. If such assignees are not partners, they will not be eligible for the federal income tax treatment described in this discussion. Furthermore, a purchaser or other transferee of units or depositary receipts who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.
In the discussion that follows, the references to “unitholders” assume that a unitholder is treated as one of our partners for federal income tax purposes.
Tax Consequences of Unit Ownership
Flow-Through of Taxable Income
Subject to the discussion below under “-Information Returns and Audit Procedures,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his or her income tax return his or her share of our income, gains, losses and deductions without regard to whether corresponding distributions are received by him or her. Consequently, we may allocate income to a unitholder even if he or she has not received a cash distribution. Each unitholder will be required to include in income his or her allocable share of our income, gains, losses and deductions for our taxable year ending with or within his or her taxable year. Our taxable year ends on December 31.
Treatment of Distributions
Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent that the amount of any such cash distribution exceeds his or her tax basis in his or her units immediately before the distribution. Our distributions of cash and distributions, if any, of marketable securities (within the meaning of Section 731(c) of the Code), in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of our units, taxable in accordance with the rules described under “- Disposition of Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount (within the meaning of Section 465 of the Code) to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please see “- Limitations on Deductibility of Losses.”
A decrease in a unitholder’s allocable share in the Partnership because of our issuance of additional units will decrease his or her share of our nonrecourse liabilities (if any), and thus could result in a corresponding deemed distribution of cash to the unitholder. This deemed cash distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the unitholder’s tax basis in his or her units, if the deemed distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Code (collectively, “Section 751 Assets”). To that extent, the unitholder will be treated as having been distributed his or her proportionate share of Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the unitholder’s deemed cash distribution. This deemed exchange generally will result in the unitholder’s realization of ordinary income equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
Basis of Units
A unitholder’s initial tax basis for his or her units will be the amount the unitholder paid for the units plus his or her share of our nonrecourse liabilities (if any). That basis will be increased by the unitholder’s share of our taxable and tax-exempt income and by any increases in his or her share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in the unitholder’s share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will not have any share of our debt that is recourse to a general partner or for which another partner bears the economic risk of loss, but will have a share, generally based on his or her share of profits, of our nonrecourse liabilities (if any). Please see “- Disposition of Units - Recognition of Gain or Loss.”
Limitations on Deductibility of Losses
The deduction by a unitholder of his or her share of our losses will be limited to the tax basis the unitholder has in his or her units (“basis limitation”). In the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by, or for, five or fewer individuals or some tax-exempt organizations), the unitholder’s losses will be further limited to the amount for which the unitholder is considered to be “at risk” with respect to our activities (within the meaning of Section 465 of the Code), if that amount is less than his or her tax basis in our units (“at-risk limitation”). A unitholder subject to the at-risk limitation must recapture losses deducted in previous years to the extent that distributions cause his or her at-risk amount to be less than zero at the end of any taxable year. Losses suspended to a unitholder because of the basis or at-risk limitations, or recaptured as a result of the at-risk limitation carries forward and can be deducted in a subsequent year to the extent that the unitholder’s basis or at-risk amount, as applicable, is increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation, but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.
In general, a unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to his or her share of our nonrecourse liabilities (other than “qualified nonrecourse financing” as defined in Section 465(b) of the Code), reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money he or she borrows to acquire or hold his or her units, if the lender of those borrowed funds owns an interest in the Partnership, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities (if any).
In addition to the basis and at-risk limitations on the deductibility of losses, the passive activity loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities (which are generally trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he or she disposes of his or her entire investment in the Partnership in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk limitation and the basis limitation.
A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest” expense is generally limited to the amount of that taxpayer’s “net investment income” (both as defined in Section 163(d) of the Code). Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest attributable to portfolio income; and

•	the portion of interest incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership is treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
Allocation of Income, Gain, Loss and Deduction
In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their allocable shares. If we have a net loss for the entire year, that loss generally will be allocated first to the general partner and the unitholders in accordance with their allocable shares to the extent of their positive capital accounts and, second, to the general partner.
Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of an offering (“reverse Section 704(c) Allocations”) and (2) any difference between the tax basis and fair market value of any assets contributed to us that exists at the time of such contribution (the assets described in clauses (1) and (2) are together referred to in this discussion as the “Contributed Property”). The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional units or engage in certain other transactions in the future, we will make “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the “book” value at which assets are maintained for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. Finally, although we do not expect that our operations will result in negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as needed to eliminate the negative balances as quickly as possible.
An allocation of items of our income, gain, loss or deduction (other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account which is credited with the fair market value of Contributed Property, and “tax” capital account, which is credited with the tax basis of Contributed Property), will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his or her interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including:

•	the partner’s relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interests of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Alternative Minimum Tax
Each unitholder will be required to take into account his or her allocable share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
Section 754 Election
We have made the election permitted by Section 754 of the Code. The election cannot be revoked without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s share of our tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect his or her purchase price. This Section 743(b) adjustment does not apply to a person who purchases units directly from us, and the adjustment affects only the purchaser’s inside basis and not that of other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets is considered to have two components: (1) his or her share of our tax basis in our assets and (2) his or her Section 743(b) adjustment to that basis.
A Section 754 election is advantageous if the transferee’s tax basis in his or her units is higher than the units’ share of the aggregate tax bases of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his or her share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her units is lower than those units’ share of the aggregate tax bases of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate part, or all, of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.
Accounting Method and Taxable Year
We use the accrual method of accounting and the year ending December 31 as our taxable year for federal income tax purposes. Each unitholder will be required to include in income, his or her allocable share of our income, gain, loss and deduction for our taxable year ending within the unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31, and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year, must include his or her share of our income, gain, loss and deduction in income for his or her taxable year. This will result in such unitholder including more than one year of our income, gain, loss and deduction in the unitholder’s income for his or her taxable year.
Tax Basis, Depreciation and Amortization
The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market values of our assets and their tax bases immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please see “- Tax Consequences of Unit Ownership - Allocation of Income, Gain, Loss and Deduction.”
To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the earliest years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.
If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to depreciation recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his or her interest in us. Please see “- Tax Consequences of Unit Ownership - Allocation of Income, Gain, Loss and Deduction” and “- Disposition of Units - Recognition of Gain or Loss.”
The costs we incur in selling our units (called “syndication expenses”) must be capitalized, cannot currently be deducted, and may be deductible as a capital loss upon our liquidation. The underwriting discounts and commissions we incur will be treated as syndication expenses.
Valuation and Tax Basis of Our Property
The U.S. federal income tax consequences of the ownership and disposition of units will depend, in part, on our estimates of the relative fair market values, and determination of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and are not binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liabilities for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Units
Recognition of Gain or Loss
Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him or her, plus his or her share of our nonrecourse liabilities (if any). Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit generally will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than one year generally will be taxed at a maximum U.S. federal income tax rate of 20%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of units and may be recognized even if there is a net taxable loss realized on the sale of such units. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. In the case of individuals, net capital losses may offset capital gains and generally up to an additional $3,000 of ordinary income, but may only be used to offset capital gains in the case of corporations.
The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all interests owned by the partner in the partnership. Upon a sale or other disposition of less than all of a partner’s interests, a portion of the partner’s tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his or her entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a partner in a publicly traded partnership who can identify units with an ascertainable holding period that are sold or exchanged to elect to use the holding period of the actual units transferred. Thus, a unitholder cannot select high or low basis units to sell or exchange, but, may designate specific units for purposes of determining the holding period of units sold or exchanged. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his or her tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Notification Requirements
A unitholder who sells any of his or her units is generally required to notify us in writing of that sale within 30 days of the sale (or, if earlier, January 15 of the year following the sale). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure of a transferor to notify us of a sale may result in the imposition of a penalty. However, these reporting requirements may not apply to a sale or exchange effected through a broker. You should consult with your tax advisor as to the applicability of this exception.
Constructive Termination
We will be considered to have been constructively terminated for tax purposes if there are sales or exchanges that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his or her taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and could result in unitholders receiving two Schedules K-1) for one fiscal year, and the cost of the preparation of these returns would be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we did not determine that a constructive termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, tax legislation enacted before the termination.
Tax-Exempt Organizations, Non-U.S. Holders and Certain Other Investors
Ownership of units by tax-qualified retirement plans, other tax-exempt organizations, and non-U.S. Holders raises issues unique to those investors and, as described below, may result in substantially adverse tax consequences to such owners. If you are a tax-exempt entity or a non-U.S. Holder, you should consult your tax advisor before investing in our units.

Most organizations exempt from U.S. federal income tax, including IRAs and other tax-qualified retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. It is anticipated that most, if not all, of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income.
Non-U.S. Holders that own units will be considered to be engaged in a trade or business in the U.S. As a consequence, they will be required to file U.S. federal tax returns to report their allocable shares of our income, gain, loss or deduction and pay U.S. federal income tax on their allocable shares. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. Holders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. Holder must obtain a taxpayer identification number from the IRS and submit that number to us or to our transfer agent on the applicable Form W-8. The non-U.S. Holder can credit the withholding tax against the amount of tax computed as due on his or her U.S. federal income tax return.
A foreign corporation that owns units may be subject to the U.S. branch profits tax at a rate of 30% on a “dividend equivalent amount” (as defined in Section 884 of the Code), in addition to regular U.S. federal income tax on its share of our income and gain. That tax may be reduced or eliminated by an applicable income tax treaty if certain requirements are met. In addition, a unitholder that is a foreign corporation is subject to special information reporting requirements under Section 6038C of the Code.
A non-U.S. Holder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, a unitholder’s gain is considered to be effectively connected income to the extent such gain is attributable to assets of the Partnership that are used in the conduct of a U.S. trade or business. In this regard, substantially all of our assets are used in the conduct of a U.S. trade or business. Moreover, under Section 897 of the Code, a non-U.S. Holder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (1) he or she owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of our real property and trade or business assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. Currently, the value of our U.S. real property interests are at least 50% of the value of our real property and trade or business assets and we do not expect that to change in the foreseeable future. Therefore, non-U.S. Holders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.
Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been described above, to determine each unitholder’s share of income, gain, loss and deduction. Certain of these positions may be subject to challenge by the IRS. Any challenge by the IRS could negatively affect the value of the units.
The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require unitholders to adjust their prior year’s tax liability and possibly may result in an audit of a unitholder’s tax return. Any audit of a unitholder’s return could result in adjustments related to our returns, as well as adjustments not related to our returns.
A unitholder must file a statement with the IRS identifying the treatment of any item on his or her federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Pope MGP, Inc., our managing general partner, has been designated as our Tax Matters Partner.
The Tax Matters Partner may make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we expect to elect to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, our current unitholders may bear some, or all, of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.
Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for tax years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the U.S. as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as our Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.
Additional Withholding Requirements
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the U.S. (“FDAP Income”), or gross proceeds from the sale of any property of a type that can produce interest or dividends from sources within the U.S. (“Gross Proceeds”) paid to a foreign financial institution (including foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) or a non-financial foreign entity (as defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and other requirements, and enters into an agreement with the U.S. or is covered by an Intergovernmental Agreement, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. These rules generally apply to payments of FDAP Income and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we make payments of FDAP Income or Gross Proceeds on or after such date that are not treated as effectively connected with a U.S. trade or business (please read “- Tax-Exempt Organizations, Foreign Unitholders and Other Investors”), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.
You should consult your tax advisors regarding the potential application of these withholding provisions to your investment in our units.
INVESTMENT IN US BY BENEFIT PLANS
An equity investment in us by a “benefit plan” may raise certain issues under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code. Some of these issues are described below. In this summary, no attempt is made to describe issues that may arise under federal, state or local laws that are not preempted by ERISA (for example, any federal, state or local laws applicable to governmental plans or other benefit plans excluded from coverage under ERISA). In addition, this summary does not discuss the laws of any country other than the United States. Prospective investors that may be subject to any such laws should therefore consult their professional advisors with regard to such laws.

Benefit Plans
ERISA and the Internal Revenue Code regulate “benefit plans,” which are broadly defined in Section 3(3) of ERISA as “employee benefit plans” and Section 4975(e)(1) of the Internal Revenue Code as “plans.” For purposes of this summary, the term “benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans established by an employer or employer organization (also referred to herein as qualified retirement plans) and IRAs.
Fiduciaries
ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of such benefit plans and prohibit certain transactions involving the assets of such benefit plans and their fiduciaries or certain parties with an interest in the benefit plans. Under ERISA and the Internal Revenue Code, any person who (1) exercises discretionary authority or control over the management of the benefit plan or exercises any authority or control over the management or disposition of the assets of the benefit plan, (2) renders investment advice to the benefit plan for a fee or other compensation, (3) has discretionary authority or responsibility in the administration of the benefit plan, or (4) is otherwise designated to carry out the foregoing, generally is considered to be a fiduciary of the benefit plan.
Duties of a Fiduciary
Under ERISA, a benefit plan fiduciary is required to discharge its duties with respect to such benefit plan solely in the interest of participants and beneficiaries of the benefit plan, and for the exclusive purpose of (1) providing benefits to participants and beneficiaries, and (2) defraying reasonable expenses of the benefit plan. Such duties must be discharged with such care, skill, prudence, and diligence under the circumstances then prevailing as a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a similar character and with similar aims. A fiduciary must also (1) diversify the investments of the benefit plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, and (2) invest assets of the benefit plan in accordance with the documents and instruments governing the benefit plan to the extent such documents and instruments are consistent with the provisions of ERISA.
In considering an investment of a portion of the assets of any benefit plan in us, a benefit plan fiduciary must discharge its duties in accordance with ERISA and the Internal Revenue Code. Such duties include, but are not limited to, determining, in light of the risk factors inherent in an investment in us, whether the investment is in accordance with the documents and instruments governing the benefit plan and the applicable provisions of ERISA or the Internal Revenue Code. For instance, the benefit plan fiduciary should consider whether the investment is permitted by the applicable plan documents and governing instruments and would be considered as prudent under ERISA and whether the benefit plan will satisfy ERISA’s diversification rules after the investment is made (the fiduciary rules of ERISA generally do not apply to IRAs, but IRAs are subject to the prohibited transaction rules described below and those rules should be evaluated in connection with any contemplated investment in us by an IRA). In addition, a benefit plan fiduciary should consider whether the investment will result in the recognition of unrelated business taxable income by the benefit plan, and the effect such recognition would have on the benefit plan’s after tax investment return.
Prohibited Transactions
A “prohibited transaction” is defined to include most transactions involving “plan assets,” including (without limitation) the direct or indirect sale of property, lending of money, and provision of services, between a benefit plan and certain persons who have specified relationships with the benefit plan (such persons being a “party in interest,” and/or “disqualified person,” as described below). Acts of self-dealing by fiduciaries also constitute prohibited transactions. Unless a statutory, individual or class exemption is available, the Internal Revenue Code imposes an excise tax on such prohibited transactions and may result in a loss of tax-exempt status with respect to an IRA. Accordingly, absent an exemption, a fiduciary of a benefit plan should not invest the assets of any benefit plan in us if our general partner or any of its affiliates is a fiduciary or other “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Internal Revenue Code) with respect to the benefit plan.
Plan Assets
Fiduciary responsibilities and prohibited transaction restrictions generally apply with respect to the assets of a benefit plan, as well as any entity whose assets include such benefit plan’s assets. The U.S. Department of Labor has promulgated regulations, 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”), which identify a benefit plan’s assets when a benefit plan invests in an entity. Under the Plan Asset Regulations, if a benefit plan (or an entity whose assets include such benefit plan’s assets, collectively, a “benefit plan investor” within the meaning of the Plan

Asset Regulations) invests in us, unless an exception applies, the benefit plan’s assets will include its interest in us and will also include our underlying assets.
There are four exceptions to the rule treating an entity’s underlying assets as plan assets. Generally, if a benefit plan invests in an entity, then such benefit plan’s assets will include its equity investment in the entity but will not include the entity’s underlying assets, so long as the entity is one:

•
whose security is a publicly offered security (i.e., the equity interests are held by 100 or more investors independent of the issuer and each other, freely transferable within the meaning of the Plan Asset Regulations and registered under certain provisions of the federal securities laws);

•	whose security is registered under the Investment Company Act of 1940;

•
which is an operating company, including a “venture capital operating company” or a “real estate operating company” (i.e., an entity primarily engaged in production of a product or service other than the investment of capital (i.e., an active business), an entity that primarily invests in such active businesses or invests certain real estate that is managed or developed); or

•	in which equity participation by benefit plan investors is not “significant” (i.e., benefit plan investors hold less than 25% of the total value of each class of equity interests in the entity).

It is expected that our units will constitute publicly-offered securities, within the meaning immediately above. Thus, it is expected that our underlying assets generally will not be considered as “plan assets” under the Plan Assets Regulation.
Plan Asset Consequences
If our underlying assets were deemed to be “plan assets,” then, among other things, (1) the prudence and other fiduciary responsibility standards of ERISA would apply to our operations and (2) certain transactions in which we might seek to engage could constitute or involve “prohibited transactions” under ERISA and the Internal Revenue Code. If a prohibited transaction occurs for which no exemption is available, the general partner and any other fiduciary that has engaged in the prohibited transaction could be required (1) to restore to the benefit plan any profit realized on the transaction and (2) to reimburse the benefit plan for any losses suffered by the benefit plan as a result of the transaction. In addition, each disqualified person (within the meaning of Section 4975 of the Internal Revenue Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year (or portion of the year) the transaction continues and, unless the transaction is corrected (e.g., unwound) within statutorily required periods, to an additional tax of 100% of the amount involved (such taxes are referred to as “prohibited transaction excise taxes”). Benefit plan fiduciaries who decide to invest in us could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in us or as co-fiduciaries for actions taken by, or on behalf of, us or our general partner and/or its affiliates. With respect to IRAs, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status. In addition, to the extent someone other than the IRA owner or beneficiary engaged in such prohibited transaction, such person could be subject to prohibited transaction excise taxes. The foregoing discussion is not comprehensive and other significant adverse results could also arise.
All potential investors should consult with their own legal counsel concerning the potential impact of ERISA and the Internal Revenue Code to such potential investor, prior to making an investment in us. A benefit plan fiduciary can be personally liable for (1) losses incurred by a benefit plan resulting from a breach of fiduciary duties, (2) a civil penalty, which may be imposed by the U.S. Department of Labor, of as much as 20% of any amount recovered by the benefit plan, and (3) to the extent the benefit plan fiduciary is also a disqualified person within the meaning of Section 4975 of the Internal Revenue Code, prohibited transaction excise taxes. Accordingly, before proceeding with an investment in us, a benefit plan fiduciary, taking into account the facts and circumstances of such benefit plan, should consider any applicable fiduciary standards and any prohibitions imposed against certain transactions under ERISA or the Internal Revenue Code, and the permissibility of such investment under the governing documents of the benefit plan. Thus, taking into consideration the information contained herein, the benefit plan fiduciary should give special attention to (1) the Plan Asset Regulations and the impact of such regulations upon the benefit plan fiduciary’s decision to invest in us, (2) the prudence of an investment in us, and (3) otherwise applicable provisions of ERISA and the Internal Revenue Code, considering all facts and circumstances of the investment which the benefit plan fiduciary knows or should know are relevant to the investment or a series or program of investments of which an investment we are a part.
Our general partner and counsel to the general partner make no representations with respect to whether an investment in us would be a suitable investment within any benefit plan’s particular investment portfolio.

PLAN OF DISTRIBUTION
Subject to the discussion below, we will distribute newly issued units sold under the Plan. A registered broker/dealer that is an affiliate of the Administrator will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to units sold under the Plan. You will pay no service fees or brokerage trading fees whether units are newly issued or purchased in the open market. We will pay all brokerage trading fees or other charges on units purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your units held by the Administrator be sold, you will receive the proceeds less any brokerage trading fees. The units are currently listed on the Nasdaq Global Select Market.
Persons who acquire units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the units.
We have no arrangements or understandings, formal or informal, with any person relating to the sale of our units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS
The validity of, and certain other legal matters in connection with, the securities offered hereby will be passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.
EXPERTS
The consolidated financial statements of Pope Resources, A Delaware Limited Partnership, and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.        Other Expenses of Issuance and Distribution
The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts reflected below are estimated.

Amount
(In thousands)

Securities and Exchange Commission Registration Fee	$1,882
Nasdaq GlobalSelect Market Listing Fee
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	50,000
Transfer Agent Fees and Expenses	8,500

Total	$70,382

Item 15.        Indemnification of Directors and Officers

Our partnership agreement provides that the general partners are liable to the partnership and the limited partners and assignees for their gross negligence or willful misconduct, but such general partners and their respective directors, officers and shareholders, and the partnership’s officers will not be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful misconduct. The general partners are to act in good faith in a manner they believe to be in, or not opposed to, the best interests of the partnership. The general partners are also entitled to select agents and employees to act on behalf of the partnership, including the appointment of partnership officers. The general partners are not liable for the acts or omissions of agents or employees selected by a general partner with due care. Each general partner is fully and completely authorized to take, or refrain from taking, any action if it does so in good faith in accordance with an opinion from a consultant or advisor if the general partner believes the opinion to be within the professional or expert competence of the consultant or adviser. Each general partner is also fully protected in acting, or not acting, in reliance on documents believed by it to be genuine and to have been signed or presented by the proper person.
In addition to the indemnification provided by our bylaws, prior to the closing of this offering, we will have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, will require us to indemnify these directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, that could apply even in the event we are not required to indemnify the insured person.
The partnership agreement also provides for indemnification by the partnership of the general partners, their present and former directors, officers and shareholders, and the officers of the partnership to the extent permitted by law, against liabilities arising out of their activities with respect to the partnership. Indemnification under the partnership agreement also covers any of those persons when they act as a trustee or fiduciary of an employee benefit plan or perform services for such a plan in connection with, or by virtue of, their position with the partnership. Any action such a person reasonably believes to be in the interests of the participants in or beneficiaries of the plan is deemed to be in, or not opposed to, the best interests of the partnership. The managing general partner also shall have the right to indemnify employees and agents of the partnership, a general partner or a related person against liabilities incurred by them in acting on behalf of the partnership, a general partner or related person.
The partnership agreement provides that a person entitled to indemnification may not be so entitled for any claim, issue or matter in which it is adjudged to have engaged in (1) a breach of the indemnitee’s duty of loyalty to the partnership or its general partners; (2) an act or omission not in good faith or which involved intentional misconduct or a known violation of law; (3) an act pertaining to a distribution of partnership assets in violation of the terms of the partnership agreement or applicable law; or (4) a transaction from which the indemnitee derived an improper personal benefit; unless, and only to the extent that, a court determines that, despite the adjudication of liability, the indemnified person is entitled to indemnification. The partnership agreement also provides that the partnership shall pay expenses incurred in defending suits in which indemnification may be appropriate, provided the indemnified party agrees to repay these expenses if it is ultimately determined that the indemnified party is not entitled to indemnification by the Partnership.

Item 16.     Exhibits

3.1	Certificate of Limited Partnership
3.2	Agreement of Limited Partnership of Pope Resources dated November 7, 1985 (1)
3.3	Amendment to Limited Partnership Agreement dated December 16, 1986 (2)
3.4	Amendment to Limited Partnership Agreement dated March 14, 1997 (3)
3.5	Certificate of Incorporation of Pope MGP, Inc. (1)
3.6	Bylaws of Pope MGP, Inc. (1)
3.7	Certificate of Incorporation of Pope EGP, Inc. (1)
3.8	Bylaws of Pope EGP, Inc. (1)
3.9	Amendment to Limited Partnership Agreement dated October 30, 2007 (3)
3.10
Shareholders Agreement entered into by and among Pope MGP, Inc., Pope EGP, Inc., Peter T. Pope, Emily T. Andrews, P&T, present and future directors of Pope MGP, Inc. and the Partnership, dated as of November 7, 1985 (1)

4.1	Specimen depository receipt certificate of the registrant (1)
4.2	Form of Limited Partnership Interests (Units) Certificate (1)
5.1	Opinion of Davis Wright Tremaine LLP as to validity of units*
8.1	Opinion of Davis Wright Tremaine LLP as to certain federal tax matters*
9.1
Shareholders Agreement entered into by and among Pope MGP, Inc., Pope EGP, Inc., Peter T. Pope, Emily T. Andrews, P&T, present and future directors of Pope MGP, Inc. and the Partnership, dated as of November 7, 1985 (1)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)
23.3	Consent of Davis Wright Tremaine LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on signature page hereto)

(1)	Incorporated by reference from the Partnership’s registration on Form 10 filed under File No. 1-9035 and declared effective on December 5, 1985.
(2)	Incorporated by reference from the Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 1987.
(3)	Incorporated by reference from the Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 1997.
*	Filed herewith

Item 17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statements is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Poulsbo, Washington, on this 30th day of May 2017.

Pope Resources, A Delaware Limited Partnership
By:	/s/ Thomas M. Ringo
Name:	Thomas M. Ringo
Title:	President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Ringo and John Lamb as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 30, 2017.

Signature	Title

/s/ Thomas M. Ringo Thomas M. Ringo	Director, President & Chief Executive Officer (Principal Executive Officer)

/s/ John D. Lamb John D. Lamb	Chief Financial Officer (Principal Financial Officer)

/s/ Sean M. Tallarico Sean M. Tallarico	Controller (Principal Accounting Officer)

/s/ Maria M. Pope Maria M. Pope	Director

/s/ John E. Conlin John E. Conlin	Director

/s/ William R. Brown William R. Brown	Director

/s/ Sandy D. McDade Sandy D. McDade	Director